EX-23I(2)

                                                                    May 30, 2002


SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.
107 South Fair Oaks Blvd., Suite 315
Pasadena, California 91105

RE: SANTA BARBARA GROUP OF MUTUAL FUNDS, INC., FILE NOS. 811-07414 AND 033-56546

Ladies and Gentlemen:

         A legal opinion that I prepared was filed with Post-Effective Amendment No. 10 to the Santa Barbara Group of Mutual Funds, Inc. Registration Statement (the "Legal Opinion"). I hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 11 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.


Very truly yours,



/s/ DAVID D. JONES
------------------
David D. Jones






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